SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. * )


                           TITAN PHARMACEUTICALS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    888314101
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               February 17,* 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

* This filing amends Amendment No. 1 to Schedule 13D as originally filed November 7, 1997.

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

--------------------------
1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 Pages

CUSIP No.  888314101                   13G            Page 2 of 8 Pages
---------------------------                           ------------------------

-------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          WisdomTree Capital Management, Inc.
          I.D. #13-3729429
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)     |_|
                                                              (b)     |X|
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
-------------------------------------------------------------------------------
                              5        SOLE VOTING POWER

                                     0 shares of Common Stock
         NUMBER OF            -------------------------------------------------
          SHARES              6        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                      964,825 shares of Common Stock
           EACH               -------------------------------------------------
         REPORTING            7        SOLE DISPOSITIVE POWER
          PERSON
           WITH                        0 shares of Common Stock
                              -------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       964,825 shares of Common Stock
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          964,825 shares of Common Stock
------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     |-|
------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.4%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 8 Pages

CUSIP No.  888314101                   13G            Page 3 of 8 Pages
---------------------------                           ------------------------

-------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          WisdomTree Associates, L.P.
          I.D. #13-3729430
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)     |_|
                                                              (b)     |X|
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
-------------------------------------------------------------------------------
                              5        SOLE VOTING POWER

                                     0 shares of Common Stock
         NUMBER OF            -------------------------------------------------
          SHARES              6        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                      807,925 shares of Common Stock
           EACH               -------------------------------------------------
         REPORTING            7        SOLE DISPOSITIVE POWER
          PERSON
           WITH                        0 shares of Common Stock
                              -------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       807,925 shares of Common Stock
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          807,925 shares of Common Stock
------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    |-|
------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.2%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 3 of 8 Pages

CUSIP No.  888314101                   13G            Page 4 of 8 Pages
---------------------------                           ------------------------

-------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          WisdomTree Offshore LTD.
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)     |_|
                                                              (b)     |X|
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
-------------------------------------------------------------------------------
                              5        SOLE VOTING POWER

                                       0 shares of Common Stock
         NUMBER OF            -------------------------------------------------
          SHARES              6        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                      156,900 shares of Common Stock
           EACH               -------------------------------------------------
         REPORTING            7        SOLE DISPOSITIVE POWER
          PERSON
           WITH                        0 shares of Common Stock
                              -------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       156,900 shares of Common Stock
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          156,900 shares of Common Stock
------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    |-|
------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.2%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 4 of 8 Pages

CUSIP No.  888314101                   13G            Page 5 of 8 Pages
---------------------------                           ------------------------


Item 1(a).        Name of Issuer:

                  Titan Pharmaceuticals, Inc.
------------------------------------------------------------------------------
Item 1(b.)        Address of Issuer's Principal Executive Offices:

                  400 Oyster Point Boulevard, Suite 505, South San Francisco,
                   California 94080
------------------------------------------------------------------------------
Item 2(a).        Name of Persons Filing:

                  WisdomTree Capital Management, Inc. ("WTInc")

                  WisdomTree Associates, L.P. ("WTAssociates")

                  WisdomTree Offshore, LTD. ("WTOffshore")

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  WTInc: WisdomTree Capital Management, Inc., 1633 Broadway, New York, New York 10019

                  WT Associates: WisdomTree Associates, L.P., 1633 Broadway,
                  New York, New York   10019

                  WT Offshore: WisdomTree Offshore, LTD., Zephyr House, 5th Floor, P.O. Box 1561, Mary Street, Grand Cayman, Cayman Islands, British West Indies

Item 2(c).        Citizenship:

                  U.S.A.
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Item 2(d).        Title of Class of Securities:

                  Common Stock
-------------------------------------------------------------------------------
Item 2(e).        CUSIP Number:

                  888314101
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                                Page 5 of 8 Pages

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CUSIP No.  888314101                   13G            Page 6 of 8 Pages
---------------------------                           ----------------------


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) |_| Broker or dealer  registered  under  Section 15 of the Exchange Act;
(b) |_| Bank as defined in Section  3(a)(6) of the Exchange  Act;
(c) |_| Insurance company as defined in Section  3(a)(19) of the Exchange Act;
(d) |_| Investment company registered under Section 8 of the Investment Company Act;
(e) |_| An investment adviser in accordance with Rule 13d-1(b)(ii)(E);
(f) |_| An employee benefit plan or endowment fund in accordance with Rule
        13d- 1(b)(1)(ii)(F);
(g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G)
(h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

    If this statement is filed pursuant to Rule 13d-1(c), check this box |X|

Item 4.  Ownership

     (a) As of the close of business on February 13, 1998, WTAssociates was the record owner and had direct beneficial ownership of 807,925 shares, or approximately 6.2% of the outstanding Common Stock.

          As of the close of business on February 13, 1998, WTOffshore was the record owner and had direct beneficial ownership of 156,900 shares, or approximately 1.2% of the outstanding Common Stock.

          As the General Partner of WTAssociates and the Investment Manager of WTOffshore, WTInc may be deemed to have direct beneficial ownership of the 964,825 shares, or approximately 7.4% of the outstanding Common Stock owned of record by WTAssociates and WTOffshore.

     (b)  See Item 4(a), above.

     (c) The power to vote or direct the vote and the power to dispose or direct the disposition of the 807,925 shares of Common Stock as to which WTAssociates is the record owner may be deemed to be shared between WTInc and WTAssociates, although WTInc, as General Partner of WTAssociates, is generally vested with sole control of such matters.

          The power to vote or direct the vote and the power to dispose or direct the disposition of the 156,900 shares of Common Stock as to which WTOffshore is the record owner is shared between

                                Page 6 of 8 Pages

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CUSIP No.  888314101                   13G            Page 7 of 8 Pages
---------------------------                           ------------------------


         WTInc  and  WTOffshore,   although  WTInc,  as  Investment  Manager  of
         WTOffshore, is generally vested with sole control of such matters.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Item 8.  Identification and Classification of Members of the Group.

Item 9.  Notice of Dissolution of Group.

Item 10. Certifications.


                  "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."




                                Page 7 of 8 Pages

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CUSIP No.  888314101                   13G            Page 8 of 8 Pages
---------------------------                           ------------------------



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 26, 1998           WisdomTree Associates, L.P.


                                     By:  WisdomTree Capital Management, Inc.,
                                          General Partner

                                         /s/ Scot Rosenblum
                                     By:________________________________________
                                         Name: Scot Rosenblum
                                         Title: Vice President


Dated:  February 26, 1998          WisdomTree Capital Management, Inc.

                                        /s/ Scot Rosenblum
                                    By:________________________________________
                                        Name:  Scot Rosenblum
                                        Title: Director


Dated:  February 26, 1998          WisdomTree Offshore, Ltd.

                                         /s/ Scot Rosenblum
                                    By:_______________________________________
                                        Name: Scot Rosenblum
                                        Title: Director

                                Page 8 of 8 Pages

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